Exhibit 10.9

AMENDMENT TO:

(1) THE SIRF TECHNOLOGY HOLDINGS, INC. AMENDED AND RESTATED 1995 STOCK PLAN (THE "1995 PLAN")

(2) THE CENTRALITY COMMUNICATIONS, INC. 1999 STOCK PLAN (THE "CENTRALITY PLAN")

(3) THE TRUESPAN INCORPORATED 2004 STOCK INCENTIVE PLAN (THE “TRUESPAN PLAN”)

(4) THE SIRF TECHNOLOGY HOLDINGS, INC. 2004 STOCK INCENTIVE PLAN (THE "2004 PLAN")

Pursuant to this amendment, each of the 1995 Plan, the Centrality Plan, the TrueSpan Plan and the 2004 Plan (collectively, the “SiRF Plans”) is hereby amended as follows, effective as of immediately upon the consummation of the merger contemplated by that certain Agreement and Plan of Merger between CSR plc, a company organized under the laws of England and Wales (the “Company”), Shannon Acquisition Sub, Inc., a Delaware corporation that is a direct, wholly-owned subsidiary of the Company, and SiRF Technology Holdings, Inc., a Delaware corporation (“SiRF”), dated February 9, 2009 (the “Merger,” and the consummation of the Merger, the “Closing”), pursuant to which SiRF will become a direct-wholly-owned subsidiary of the Company:

1.         Termination of the 2004 Plan. The 2004 Plan is terminated and no additional awards shall be issued thereunder; provided, that each option (“SiRF Option”) to purchase shares of common stock, par value $0.0001 per share, of SiRF (“Common Stock”) and each restricted stock unit with respect to shares of Common Stock (“SiRF RSU”) previously granted under the 2004 Plan and outstanding immediately prior to the Closing shall remain outstanding and continue to be governed by the terms and conditions of the 2004 Plan, as amended, and the applicable award agreement.

2.         Use of Terms. All references in the SiRF Plans to (a) “SiRF Technology Holdings, Inc.,” “Centrality Communications, Inc.,” “TrueSpan Incorporated,” “the Company” and the like shall be deemed to refer to CSR plc, a company organized and existing under the laws of England and Wales, (b) “common stock, ” “stock,” “share,” “Common Stock,” “Stock,” and the like shall be deemed to refer to ordinary shares, par value £0.001 per share, of the Company (“Ordinary Shares”), and (c) “the Committee,” “the Compensation Committee,” and each other person or entity charged with administering any SiRF Plan shall be deemed to refer to the Board of Directors of the Company (the “Board”) or the Remuneration Committee of the Board (together with the Board, the “Committee”) without regard to any provision of any SiRF Plan to the contrary or which purports to prescribe the membership of any such administrative body.

3.         Maximum Number of Ordinary Shares Issuable. Notwithstanding anything in the applicable SiRF Plan to the contrary, the maximum aggregate number of Ordinary Shares issuable pursuant to each SiRF Plan from and after the Closing shall be the number of Ordinary Shares subject to the “Converted Awards” (as defined below) outstanding under such SiRF Plan as of immediately prior to the Closing. For purposes of this amendment, “Converted Awards” shall mean the awards with respect to Ordinary Shares outstanding under the SiRF Plans as of immediately following the Closing as a result of the conversion, pursuant to the terms of the Merger Agreement, at the occurrence of the Closing, of (a) the SiRF Options and the exercise price for each SiRF Option into options to purchase Ordinary Shares (“Converted Options”) and (b) the SiRF RSUs into restricted share units with respect to Ordinary Shares (“Converted RSUs”).

4.         10% Limit. Ordinary Shares issued pursuant to the SiRF Plans shall not be taken into account for purposes of determining the limitation that the Company may not issue under employee share schemes more than 10% of the ordinary share capital of the Company in issue during a 10 year period.

5.         Converted Awards The number of shares subject to each Converted Award and the exercise price thereunder shall be denominated in Ordinary Shares and pounds sterling, respectively.

6.         Definition of Fair Market Value. The definition of “Fair Market Value” in each of the SiRF Plans shall be replaced in its entirety with the following:

“Fair Market Value,” with respect to an Ordinary Share as of any date of determination, shall mean the market price in UK pounds sterling of one Ordinary Share as of such date, determined by the Committee as follows:

(a)       If the Ordinary Shares are listed on the London Stock Exchange, their closing middle market quotation (as derived from the Daily Official List) for the immediately preceding day on which the London Stock Exchange is open for the transaction of business; and

(b)       If the foregoing provision is not applicable, then the market price shall be the fair market value as of such date as determined by the Committee in good faith on such basis as it deems appropriate.

In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons.”

7.         Payment of Par Value for Ordinary Shares. Notwithstanding anything in the 2004 Plan or any award agreement to the contrary, as a condition to the issuance of Ordinary Shares upon the settlement of a Converted RSU and in accordance with the provisions of the 2004 Plan as in effect prior to and following this amendment, the Committee may require that the holder of such award pay the “par value payment” when the award is settled, in an amount equal to £0.001 per Ordinary Share to be issued under such Converted RSU.

8.         Compliance with Securities Laws. Notwithstanding anything in the SiRF Plans to the contrary, the offering and issuance of Ordinary Shares under the SiRF Plans and the obligation of the Company to issue Ordinary Shares shall at all times be subject to all applicable laws, rules and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any award agreement to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Ordinary Shares pursuant to the SiRF Plans unless such Ordinary Shares have been properly registered for sale pursuant to all applicable securities laws, whether of the United Kingdom, United States or other jurisdictions, unless the Committee has determined otherwise to its satisfaction. The Company shall be under no obligation to register for sale under any securities laws any of the Ordinary Shares to be offered or sold under the SiRF Plans. The Committee shall have the authority to provide that all certificates for Ordinary Shares delivered under the SiRF Plans shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the SiRF Plans, the applicable enrollment form, the securities laws of the United Kingdom, United States or other jurisdictions, or the rules, regulations and other requirements of the United Kingdom Listing Authority or other applicable governmental authority, any securities exchange or inter-dealer quotation service upon which such Ordinary Shares are then listed or quoted and any other applicable laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any provision in the SiRF Plans to the contrary, the Committee reserves the right to add any additional terms or provisions to any rights granted under the Plan that it in its sole discretion deems necessary or advisable in order that such participation right complies with the legal requirements of any governmental entity to whose jurisdiction the right is subject.